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                                                                    EXHIBIT 10.1

                                 EMPLOYMENT AND
                            CONFIDENTIALITY AGREEMENT

         THIS EMPLOYMENT AND CONFIDENTIALITY AGREEMENT (the "Agreement") is made as of May 28, 1997, between SUMMIT HOLDING SOUTHEAST, INC., a Florida corporation (the "Company"), and WILLIAM B. BULL, a resident of the State of Florida ("Executive").

                                   BACKGROUND

         Prior to the date hereof, Executive was employed by Summit Holding Corporation ("SHC"), a wholly-owned subsidiary of Employers Self Insurers Fund ("ESIF"), as its President and Chief Executive Officer. On the date hereof, in accordance with that certain Amended Plan of Conversion and Agreement of ESIF, several transactions have occurred: (i) ESIF has converted from a group self-insurance fund to an assessable mutual insurance company, an interim step required to satisfy the Florida Insurance Code; (ii) the assessable mutual company has converted to a stock insurance company with the name Bridgefield Employers Insurance Company ("Bridgefield"); and (iii) certain policyholders of ESIF have exchanged their rights to receive common stock of Bridgefield for, among other things, the Company's Series A Preferred Stock, causing Bridgefield to become a wholly-owned subsidiary of the Company. The Company desires to continue the employment of Executive in the capacities and on the terms and conditions set forth below. Executive desires to accept employment on the terms and conditions set forth below.

                                    AGREEMENT

         NOW, THEREFORE, for and in consideration of the employment and continued employment of Executive by the Company, the premises, and the mutual agreements hereinafter set forth, the parties agree as follows:

         1. Definitions. The following terms used herein shall have the definitions set forth below:

         (a) "Affiliate" means any person or entity directly or indirectly controlling, controlled by, or under common control with another person.

         (b) "Area" means the States of Florida, Georgia, Kentucky, Louisiana and North Carolina.

         (c) "Business" or "Business of the Company" means the business of insurance related administrative services for self insurer funds, including, without limitation, marketing, policy issuance and servicing, claims processing and administration, loss control, brokerage, audits, financial and data processing services, and risk management services.


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         (d) "Cause" means (i) conduct amounting to fraud or dishonesty against the Company; (ii) willful violation of any directives to Employee from the Board of Directors of the Company, where such violation is not cured to the reasonable satisfaction of the Board of Directors of the Company within five (5) days after written notice of such violation has been given to Executive; (iii) a conviction or plea of guilty or nolo contendere to a felony or a crime involving dishonesty against the Company; or (iv) Executive's failure to observe the requirements of Sections 2(c), 5 and 6 hereof.

         (e) "Competing Enterprise" means any person or any business organization of whatever form, engaged directly or indirectly within the Area in the Business of the Company.

         (f) "Disability" means (i) the inability of Executive to perform the duties of Executive's employment due to physical or emotional incapacity or illness, where such inability is expected to be of long-continued and indefinite duration or (ii) Executive shall be entitled to (x) disability retirement benefits under the federal Social Security Act or (y) recover benefits under any long-term disability plan or policy maintained by the Company. In the event of a dispute, the determination of Disability shall be made reasonably by the Board of Directors of the Company and shall be supported by advice of a physician competent in the area to which such Disability relates.

         (g) "Excluded Information" means any data or information that is a Trade Secret hereunder (1) that has been voluntarily disclosed to the public by the Company or any Affiliate thereof or has become generally known to the public (except where such public disclosure has been made by or through the Executive or by a third person or entity with the knowledge of the Executive without authorization by the Company); (2) that has been independently developed and disclosed by parties other than the Executive or the Company or any Affiliate thereof to the Executive or to the public generally without a breach of any obligation of confidentiality by any such person running directly or indirectly to the Company or any Affiliate thereof; or (3) that otherwise enters the public domain through lawful means.

         (h) "Subsidiaries" means Bridgefield, SHC, Summit Consulting, Inc., Summit Claims Management, Inc., Summit Loss Control Services, Inc., Commercial Insurance of Central Florida, Inc., Bridgefield Casualty Insurance Company and Summit Healthcare Holdings, Inc.

         (i) "Trade Secrets" means information which derives economic value, actual or potential, from not being generally known and not being readily ascertainable to other persons who can obtain economic value from its disclosure or use and which is the subject of efforts that are reasonable under the circumstances to maintain its secrecy or confidentiality. Trade Secrets may include either technical or non-technical data, including without limitation,
(1) any useful process, machine, chemical formula, composition of matter, or other device which (A) is new or which Executive has a reasonable basis to



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believe may be new, (B) is being used or studied by the Company or a Subsidiary and is not described in a printed patent or in any literature already published and distributed externally by the Company or such Subsidiary, and (C) is not readily ascertainable from inspection of a product of the Company; (2) any engineering, technical, or product specifications including those of features used in any current product of the Company or to be used, or the use of which is contemplated, in a future product of the Company or a Subsidiary; (3) any application, operating system, communication system, or other computer software (whether in source or object code) and all flow charts, algorithms, coding sheets, routines, subroutines, compilers, assemblers, design concepts, test data, documentation, or manuals related thereto, whether or not copyrighted, patented or patentable, related to or used in the Business of the Company or a Subsidiary; or (4) information concerning the customers, suppliers, products, pricing strategies of the Company or its Subsidiaries, personnel assignments and policies of the Company, or matters concerning the financial affairs and management of the Company or any Affiliate; provided however, that Trade Secrets shall not include any Excluded Information.

         2.     Terms of Engagement; Duties

         (a) The Company hereby employs Executive as the President and Chief Executive Officer of the Company and each of its Subsidiaries. In such capacity Executive shall have general charge of the management of the business and affairs of the Company and its Subsidiaries, subject, however, to the direction of the Board of Directors of the Company. In addition to the duties and responsibilities of the president and Chief Executive Officer of the Company and its Subsidiaries, Executive shall perform such other duties and responsibilities relating to the Business of the Company as may be assigned or delegated to him from time to time by the Board of Directors of the Company.

         (b)    Executive accepts such employment and agrees to:

                (i) devote substantially all of Executive's effort, time, energy, and skill (reasonable vacations and reasonable absences due to illness excepted) during regular business hours to the duties of his employment hereunder;

                (ii) faithfully, loyally, and industriously perform such duties, subject to the supervision of the Board of Directors of the Company; and

                (iii) diligently follow and implement all lawful management policies and decisions of the Company and its Subsidiaries that are communicated to Executive.

         (c) During the Term of this Agreement, Executive shall not engage (whether or not during normal business hours) in any other business or professional activity, whether or not such activity is pursued for gain, profit or other pecuniary advantage; but this shall not be construed as preventing Executive from (i) investing his personal assets in businesses which do not compete with the Business of the Company in such form or manner as will not require any services on the part of Executive in the operation or the



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affairs of the entities in which such investments are made and in which his participation is solely that of an investor, (ii) purchasing securities in any corporation whose securities are regularly traded on a national securities exchange provided that such purchase shall not result in his collectively owning beneficially at any time five (5%) percent or more of the equity securities of any corporation engaged in a business competitive to the Business of the Company, or (iii) participating in conferences, preparing or publishing papers or books or teaching so long as the Board of Directors approves of such activities prior to Executive's engaging in them. Prior to commencing any activity described in clause (iii) above, Executive shall inform the Board of Directors in writing of any such activity.

         3.     Compensation.

         (a) In consideration of the services rendered by Executive pursuant to this Agreement, the Company shall pay to Executive a base salary of Two Hundred Fifty Thousand Dollars ($250,000) per annum (the "Base Salary"), which Base Salary will be reviewed periodically and may be increased (but not decreased) by the Company from time to time. The Base Salary shall be paid in accordance with the Company's standard payroll practices in effect from time to time, and shall be subject to such deductions and withholdings as are required by law or by policies of the Company.

         (b) In addition to the Base Salary, Executive shall receive an annual bonus in an amount equal to five percent (5%) of the net earnings after taxes ("Net Income") of the Company and the Subsidiaries, on a consolidated basis, to the extent the Net Income exceeds Six Million Dollars ($6,000,000), for each calendar year or portion thereof ending during the term of this Agreement. Net Income shall be calculated by the Company's Chief Financial Officer, in consultation with, and with the approval of, the Audit Committee of the Board of Directors, after deduction of all expenses, including, without limitation, taxes, interest, depreciation and amortization, and all salaries and bonuses. The Company shall pay Executive his annual bonus within ten (10) days after calculation thereof by the Company's Chief Financial Officer.

         (c) Executive shall also have the right to participate in any medical, hospitalization, dental, disability income, life or other similar insurance plans maintained by the Company from time to time to the extent that Executive's position, tenure, salary, age, health and other qualifications make him eligible to participate, and such other fringe benefits as are provided to the other senior management employees of the Company, provided that the Company shall not be required to adopt or continue any insurance plans or fringe benefit plans.

         (d) The Company shall reimburse Executive for all reasonable business expenses (including a $1,000 per month car allowance) incurred by Executive in connection with the business of the Company subject to compliance with the expense reimbursement policies established by the Company and in sufficient detail to comply with Internal Revenue Service Regulations.



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         (e)    The remuneration and benefits set forth in this Section 3 shall be the only compensation payable to Executive with respect to his employment hereunder, and Executive shall not be entitled to receive any compensation in addition to that set forth in this Section 3 for any services rendered by him in any capacity to the Company or any affiliated corporation unless agreed to in writing by the Company or such affiliated corporation.

         4. Term and Termination of this Agreement. The term of employment of Executive (the "Term") pursuant to this Agreement shall commence on the date hereof and shall continue for a term of five (5) years from the date hereof or until sooner terminated as provided herein.

         (a)    Executive's  employment  hereunder  may be  terminated  only
(i) upon the death or Disability of Executive; and (ii) by the Company for Cause.

         (b) Upon termination of Executive's employment hereunder pursuant to this Section 4, the Company shall have no further obligation to Executive or his personal representative with respect to remuneration due under this Agreement, except for Base Salary earned but unpaid at date of termination and, except where Executive's employment hereunder is terminated pursuant to clauses (i) or
(iii) of the definition of "Cause," a pro rata portion (based on the number of days of the fiscal year of the Company during which this Agreement was in effect) of the bonus payable under Section 3(b) with respect to the fiscal year of the Company in which Executive's employment hereunder was terminated; provided however, Executive's covenants in Sections 5 and 6 of this Agreement shall survive the termination of Executive's employment hereunder.

         5.     Ownership, Non-Disclosure, and Non-Use of Trade Secrets.

         (a) Executive acknowledges and agrees that all Trade Secrets, and all physical embodiments thereof, are confidential to and shall be and remain the sole and exclusive property of the Company and its Subsidiaries and that any Trade Secrets produced by the Executive during the period of Executive's employment by the Company shall be considered "work for hire" as such term is defined in 17 U.S.C. Section 101, the ownership and copyright of which shall be vested solely in the Company. Executive agrees (i) immediately to disclose to the Company all Trade Secrets developed in whole or part by Executive during the Term of Executive's employment by the Company, and (ii) at the request and expense of the Company, to do all things and sign all documents or instruments reasonably necessary in the opinion of the Company to eliminate any ambiguity as to the rights of the Company in such Trade Secrets including, without limitation, providing to the Company Executive's full cooperation in any litigation or other proceeding to establish, protect, or obtain such rights. Upon request by the Company, and in any event upon termination of Executive's employment by the Company for any reason, Executive shall promptly deliver to the Company all property belonging to the Company or any of its Affiliates, including, without limitation, all Trade Secrets (and all embodiments thereof) then in Executive's custody, control, or possession.


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         (b)    Executive agrees that all Trade Secrets of the Company or its
Subsidiaries received or developed by Executive as a result of Executive's employment with the Company will be held in trust and strictest confidence, that Executive will protect such Trade Secrets from disclosure, and that Executive will make no use of such Trade Secrets, except in connection with Executive's employment hereunder, without the Company's prior written consent. The obligations of confidentiality contained in this Agreement will apply during Executive's employment by the Company and (i) with respect to all Trade Secrets consisting of scientific or technical data, at any and all times after expiration or termination (for whatever reason) of such employment; and (ii) with respect to all other Trade Secrets, for a period of two (2) years after such expiration or termination, unless a longer period of protection is provided by law.

         6.     Non-Compete: Non-Solicitation Covenants.

         (a) In consideration of the amounts to be paid to Executive hereunder, Executive covenants that Executive shall, during the Term of this Agreement, and for such period of time (not to exceed one (1) year) following the termination or expiration of the Term of this Agreement or Executive's employment hereunder as such payments continue, observe the following separate and independent covenants:

                (i) Neither Executive nor any Affiliate will, without the prior written consent of the Company, within the Area, either directly or indirectly, (1) become financially interested in a Competing Enterprise (other than as a holder of less than five percent (5%) of the outstanding voting securities of any entity whose voting securities are listed on a national securities exchange or quoted by the National Association of Securities Dealers, Inc. National Market System), or,
         (2) engage in or be employed by any Competing Enterprise as a consultant, officer, director, or executive or managerial employee.

                (ii) Neither Executive nor any Affiliate will, without the prior written consent of the Company, either directly or indirectly, on Executive's own behalf or in the service or on behalf of others, solicit, divert, or appropriate, or attempt to solicit, divert, or appropriate, to any Competing Enterprise within the Area, any person or entity whose account with the Company was serviced by the Company or one of its Subsidiaries during the Term of this Agreement.

                (iii) Neither Executive nor any Affiliate will, without the Company's prior written consent, either directly or indirectly, on Executive's own behalf or in the service or on behalf of others, solicit, divert, or hire away, or attempt to solicit, divert, or hire away, to any Competing Enterprise, any person employed by the Company or one of its Subsidiaries, whether or not such employee is a full-time or a temporary employee of the Company or such Subsidiary and whether or not such employment is pursuant to written agreement and whether or not such employment is at will.


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         (b)    As consideration for Executive's agreements in this Section 6,
Company shall pay to executive the amount of $8,333.33 per month up to a maximum of twelve (12) consecutive months following the termination or expiration of the Term. Failure of the Company to make any such payments shall release Executive from his obligations under this Section 6 from and after the date when such payments cease to be made. All such monthly payments shall be subject to such deductions for withholdings and like amounts as required by law, and shall commence thirty (30) days after the effective date of the termination or expiration of the Term, with subsequent monthly payments being due on the same date (or if such date is not a business day of the Company, then on the next business day) in each of the succeeding eleven (11) months thereafter.

         7. Remedies. Executive acknowledges and agrees that the Company is engaged in the Business of the Company in and throughout the Area, and that by virtue of the training, duties, and responsibilities attendant with Executive's employment by the Company and the special knowledge of the Business and operations of the Company that Executive will have as a consequence of Executive's employment by the Company, great loss and irreparable damage would be suffered by the Company if the Executive should breach or violate any of the terms or provisions of the covenants and agreements set forth herein. Executive further acknowledges and agrees that each such covenant and agreement is reasonably necessary to protect and preserve the interest of the Company. Therefore, in addition to all the remedies provided at law or in equity, Executive agrees and consents that the Company shall be entitled to a temporary restraining order and a permanent injunction to prevent a breach of any of the covenants or agreements of Executive contained herein. The existence of any claim, demand, action or cause of action of Executive against the Company shall not constitute a defense to the enforcement by the Company of any of the covenants or agreements herein whether predicated upon this Agreement or otherwise, and shall not constitute a defense to the enforcement by the Company of any of its rights hereunder.

         8.     General Provisions.

         (a) In the event that any one or more of the provisions, or parts of any provisions, contained in the Agreement shall for any reason be held to be invalid, illegal, or unenforceable in any respect by a court of competent jurisdiction, the same shall not invalidate or otherwise affect any other provision hereof, and this Agreement shall be construed as if such invalid, illegal, or unenforceable provision had never been contained herein. Specifically, but without limiting the foregoing in any way, each of the covenants of the parties to this Agreement contained herein shall be deemed and shall be construed as a separate and independent covenant and should any part or provision of any of such covenants be held or declared invalid by any court of competent jurisdiction, such invalidity shall in no way render invalid or unenforceable any other part or provision thereof or any other covenant of the parties not held or declared invalid.


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         (b)    This Agreement and the rights and obligations of the Company hereunder may be assigned by the Company to any subsidiary of or successor to the Company, and shall inure to the benefit of, shall be binding upon, and shall be enforceable by any such assignee, provided that any such assignee shall agree to assume and be bound by this Agreement. This Agreement and the rights and obligations of Executive hereunder may not be assigned by Executive.

         (c) The waiver by the Company of any breach of this Agreement by Executive shall not be effective unless in writing, and no such waiver shall operate or be construed as a waiver of the same or another breach on a subsequent occasion.

         (d) This Agreement and the rights of the parties hereunder shall be governed by and construed in accordance with the laws of the State of Florida. The parties agree that any appropriate state court located in Polk County, Florida or any Federal Court located in Hillsborough County, Florida shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case or controversy. The parties hereto consent to the jurisdiction of such courts.

         (e) This Agreement embodies the entire agreement of the parties relating to the employment of Executive by the Company. No amendment or modification of this Agreement shall be valid or binding upon the Company or Executive unless made in writing and signed by the parties. All prior understandings and agreements relating to the employment of Executive by the Company are hereby expressly terminated.

         (f) Any notice, request, demand, or other communication required to be given hereunder shall be made in writing and shall be deemed to have been fully given if personally delivered or if mailed by overnight delivery (the date on which such notice, request, demand, or other communication is received shall be the date of delivery) to the parties at the following addresses (or at such other addresses as shall be given in writing by any party to the other party hereto):

         If to Executive:

                Mr. William B. Bull
                2310 A - Z Park Road
                Lakeland, Florida  33801
                Telephone:  (813) 665-6060



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         If to Company:

                  Summit Holding Southeast, Inc.
                  c/o Seminole Stores
                  335 N.E. Watula Avenue
                  Ocala, Florida  34470
                  Attention:  Mr. Greg Branch
                  Telephone:  (904) 732-4143
                  Telecopy:  (904) 732-4143

                  with a copy (which shall not constitute notice) to:

                  Alston & Bird
                  One Atlantic Center
                  1201 West Peachtree Street
                  Atlanta, GA 30309-3424
                  Attention: Sidney J. Nurkin, Esq.
                  Telephone: (404) 881-7260
                  Telecopy: (404) 881-7777

         (g) This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and it shall not be necessary for the same counterpart of this agreement to be signed by all of the undersigned in order for the agreements set forth herein to be binding upon all of the undersigned in accordance with the terms hereof.

         IN WITNESS WHEREOF, the Company and Executive have each executed and delivered this Agreement as of the date first above written.

                                            COMPANY:
                                            SUMMIT HOLDING SOUTHEAST, INC.

                                            By:      /S/ GREG BRANCH
                                                 -------------------------
                                                 GREG BRANCH
                                                 CHAIRMAN OF THE BOARD

                                            EXECUTIVE:

                                                     /S/ WILLIAM B. BULL
                                            ---------------------------------
                                            WILLIAM B. BULL




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